EXHIBIT 8.2
                                                              -----------


                             Pepper Hamilton LLP
                                  Suite 400
                            1235 Westlakes Drive
                           Berwyn, PA  19312-2401


                                      March 16, 2001


   Thermacore International, Inc.
   780 Eden Road
   Lancaster, PA 17601


   Ladies and Gentlemen:

             We have acted as counsel to Thermacore International Inc., a Pennsylvania corporation (the "Company"), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of December 13, 2000, as amended by Amendment No. 1 thereto, dated March 15, 2001 (the "Merger Agreement"), among the Company, Modine Manufacturing Company, a Wisconsin corporation, and Modine Merger Co., a Pennsylvania corporation ("Buyer"). This opinion is being issued pursuant to Section 8.3(b) of the Merger Agreement. Capitalized terms not otherwise defined herein have the meaning given to them in the Merger Agreement.

             Pursuant to the Merger Agreement, Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Merger"). In the Merger, (i) each share of Company Common Stock will be converted into the right to receive between
   0.82001 and 1.18842 shares of Buyer Common Stock; (ii) each share of Company Preferred Stock will be converted into the right to receive ten times the number of shares of Buyer Common Stock that will be exchanged for each share of Company Common Stock; and (iii) each share of Merger Sub Common Stock will be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation. Shareholders of the Company will receive cash in lieu of fractional interests in shares of Buyer Common Stock incident to the Merger.

             Buyer has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 (as amended, the "Registration Statement") relating to the registration under the Securities Act of










   Thermacore International, Inc.
   March 16, 2001
   Page 2

   1933, as amended (the "Securities Act"), of the shares of Buyer Common Stock to be issued in the Merger. This opinion letter is being furnished in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

             In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement (together, the "Transaction Documents"), and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth herein. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement; (ii) the statements concerning the transaction set forth in the Transaction Documents are true, correct and complete and will continue to be true, correct and complete at all times; (iii) the representations made to us by Buyer, Merger Sub, and the Company in their letters to us dated the date hereof, upon which we are relying for purposes of this opinion (such letters, the "Representation Letters"), are true, correct and complete; and (iv) any representations made in the Merger Agreement or the Representation Letters that are "to the best knowledge of" or similarly qualified are correct, in each case without such qualification. We have also assumed that the shares of Company Stock are held as capital assets by the shareholders of the Company.

             In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the completeness and authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company we have assumed that such parties had the power and authority to enter into and perform their obligations thereunder and have also assumed the due authorization, execution and delivery by such parties of such documents.

             Based upon and subject to the foregoing, and subject to the qualifications and exceptions heretofore and hereinafter set forth, it is our opinion that:

             (1) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code;

             (2) Company, Buyer and Merger Sub each will be a party to the reorganization within the meaning of Section 368(b) of the Code;










   Thermacore International, Inc.
   March 16, 2001
   Page 3

             (3) no income, gain or loss will be recognized by the holders of Company Stock upon the receipt of Buyer Common Stock in exchange for their shares of Company Stock, except to the extent of any cash received in lieu of a fractional share of Buyer Common Stock;

             (4) the aggregate tax basis of the shares of Buyer Common Stock received solely in exchange for shares of Company Stock in the Merger (treating a fractional share of Buyer Common Stock as having been issued and then sold for cash) will be the same as the aggregate tax basis of the shares of Company Stock surrendered for Buyer Common Stock in the Merger;

             (5) the holding period for shares of Buyer Common Stock received in exchange for shares of Company Stock in the Merger
   (including a fractional share of Buyer Common Stock) will include the holding period of the shares of Company Stock surrendered for Buyer Common Stock in the Merger;

             (6) cash received by a holder of Company Stock in lieu of a fractional share of Buyer Common Stock will result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the portion of the tax basis of the Company Stock allocable to this fractional share. Such gain or loss will be long-term capital gain or loss if the Company shareholder's holding period in the fractional share of Buyer Common Stock is more than one year at the Merger Date; and

             (7) cash received by a holder of Company Stock in the exercise of dissenters' rights will result in the recognition of capital gain or loss measured by the difference between the amount of cash received and the basis of the Company Stock surrendered in the exercise of such dissenters' rights. Such gain or loss will be long-term capital gain or loss if the Company shareholder's holding period in the Company Stock is more than one year at the Merger Date.

             The foregoing opinion is based on the assumption that holders of shares of Company Stock hold such shares as capital assets within the meaning of Section 1221 of the Code. The opinion does not address the tax consequences that may be applicable to Company shareholders subject to special treatment under the Code, including without limitation financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect to apply a mark-to-market method of accounting, shareholders who received their Company Stock through the exercise of employee stock options or otherwise as compensation, shareholders who are not United States persons, and shareholders who hold Company Stock as part of a hedge, straddle,










   Thermacore International, Inc.
   March 16, 2001
   Page 4

   constructive sale or conversion transaction. We have not been asked to address, and we have not addressed, any other federal income tax considerations or any state, local, foreign, or other tax considerations relating to the Merger.

             If any of the information on which we have relied is incorrect, or if changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Code, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. This opinion is not binding on the Internal Revenue Service, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

             We hereby consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement, the reference to this opinion letter under the heading "The Merger--Material Federal Income Tax Consequences" in the Proxy Statement--Prospectus which forms a part of the Registration Statement and the reference to our firm under the heading "Legal Matters" in such Proxy Statement-- Prospectus. In giving such consent we do not thereby admit or imply that we are in the category of persons whose consent is required under
   Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

             This opinion may be relied upon solely by the Company.

                                      Very truly yours,


                                      /s/ Gordon R. Downing
                                      -------------------------------
                                          Gordon R. Downing


                                      PEPPER HAMILTON LLP